Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (the “Agreement”) is between OMNOVA Solutions Inc., an Ohio corporation (“OMNOVA”), and Jay T. Austin (“Executive”).
In consideration of the mutual promises contained in this Agreement and intending to be legally bound, OMNOVA and Executive hereby agree as follows:
1.Separation of Employment.  For all purposes, Executive’s employment with OMNOVA will end as of the close of business on January 11, 2018 (the “Separation Date”).
2.Separation Benefits.  Subject to Executive’s compliance with the terms and conditions in this Agreement, OMNOVA will pay or provide to Executive the separation benefits described in this Section 2. Executive agrees that these benefits are in addition to any pay or benefits to which Executive is already entitled as of the Separation Date, and that such benefits provided under this Section 2 are sufficient consideration for the releases and other promises made by Executive in this Agreement.

(a)
Executive will receive salary continuation for twelve (12) months after the Separation Date, payable on a bi-weekly basis (“Separation Pay”). Separation Pay will be paid in accordance with and subject to OMNOVA’s customary payroll practices (including with respect to tax withholding), after the expiration of the seven (7) day revocation period described in Section 8 below. As of the Separation Date, Executive’s annual base salary was $315,000.

(b)
Executive will receive medical and dental insurance benefit continuation for twelve (12) months after the Separation Date. Such benefit continuation shall be at the same levels elected by Executive prior to the Separation Date, and OMNOVA will pay any required medical and dental benefit contributions on behalf of the Executive during this twelve (12) month period. The payment of Executive’s medical and dental benefit contributions by OMNOVA will be taxable income to Executive.

(c)
After the twelve month (12) month period of medical and dental benefit continuation described in Section 2(b) has expired, Executive will be eligible at his election for medical and dental benefit continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for eighteen (18) months, subject to payment of COBRA rates by Executive. Executive will receive a gross aggregate amount equal to $60,000 to assist in maintaining medical and dental benefit coverage under COBRA. The foregoing payment will be paid to Executive as a lump sum, in accordance with and subject to OMNOVA’s customary payroll practices (including with respect to tax withholding), after the expiration of the seven (7) day revocation period described in Section 8, below. For the avoidance of doubt, it is Executive’s sole responsibility to complete all paper work necessary to enroll in COBRA coverage and to pay all premiums associated with COBRA at Executive’s sole cost and expense. The Company’s sole obligation hereunder is to pay the lump sum amount set forth in this paragraph to Executive.

(d)
Executive will receive life insurance benefit continuation for twelve (12) months after the Separation Date. Consistent with the requirements of Section 409A, Executive will be responsible for paying any required life insurance premiums during the six-month period immediately following his Separation Date. After such six-month period, the Company will reimburse to Executive, in a single lump sum payment, all such premiums paid by Executive during such six-month period that are supported by documentation made available to the Company, and will pay the life insurance premiums for the remaining six months. The reimbursement and subsequent payment of Executive’s life insurance premiums by OMNOVA will be taxable income to Executive.

(e)
Executive’s outstanding unvested OMNOVA restricted shares and restricted share units shall fully vest as of the later of the Separation Date or the date on which the release set forth in Section 3, below, becomes nonrevocable by the Executive, with tax and required withholdings to be covered by the surrender to OMNOVA of OMNOVA common shares equal to the value of such tax and required withholdings.

(f)
Executive shall be eligible to receive executive outplacement assistance for expenses actually incurred by Executive, in a form provided to other OMNOVA executive officers, for a period not to exceed twelve (12) months following the Separation Date. The amount of reimbursement for purposes of this paragraph shall not exceed $25,000. Reimbursement for outplacement expenses shall be made within thirty (30) days following submission of appropriate substantiation of such expenses to the Company (including completion of any administrative form(s) required by the Company).

(g)
Executive shall receive his earned Annual Incentive Plan payment for the 2017 fiscal year calculated based on actual performance against the performance criteria established for the Annual Incentive Plan for 2017, paid in accordance with and subject to OMNOVA’s customary payroll practices (including with respect to tax withholding) at such time as the Annual Incentive Plan payment is made to all other participants, but in no event sooner than the expiration of the seven (7) day revocation period described in Section 8 below.

(h)
Executive shall receive a prorated payment in respect of the Annual Incentive Plan for 2018, payable to Executive at such time as awards are paid to other participants in the Annual Incentive Plan and subject to OMNOVA’s customary payroll practices (including with respect to tax withholding). The prorated payment shall be equal to the product of (i) the total award that would have been earned for the 2018 fiscal year based on actual performance against the performance criteria established for the Annual Incentive Plan for 2018 and (ii) the total number of days that Executive worked during the performance period divided by the total number of days in the performance period.

(i)
Executive shall receive his earned payment for his 2016-2017 performance shares calculated based on actual performance against the performance criteria established for such shares, paid in accordance with and subject to OMNOVA’s customary payroll practices (including with respect to tax withholding) at such time as payment for the 2016-2017 performance shares is made to all other holders of the 2016-2017 performance shares, but in no event sooner than the expiration of the seven (7) day revocation period described in Section 8 below.

(j)
Executive shall receive a prorated payment in respect of the 2017-2018 performance shares and 2017-2019 performance shares, payable to Executive at such time as payments in respect of such shares are paid to other recipients of such shares and subject to OMNOVA’s customary payroll practices (including with respect to tax withholding). With respect to each grant of performance shares, the prorated payment shall be equal to the product of (i) the total award that would have been earned at the end of the applicable performance period based on actual performance against the performance criteria established for such performance shares and (ii) the total number of days that Executive worked during the performance period divided by the total number of days in the performance period.

(k)
On and after the Separation Date, Executive’s rights, if any, to participate in any other OMNOVA pension and welfare benefit plans not specifically addressed herein shall be governed by the terms of those pension and welfare plans.

3.Release; Waiver.  Subject to Section 5, Executive, for himself and on behalf of anyone claiming through Executive including each and all of Executive’s legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Releasors”), does hereby fully, finally and forever release, absolve and discharge the Company and all Company Related Parties (as defined below) (the Company and the Company Related Parties together, the “Released Persons”) of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Releasors (or any of them) now have, have ever had, or may have against the Released Persons (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which Executive signs this Agreement, including, without limitation: (a) all claims arising out of or in any way relating to Executive’s employment with or separation of employment from the Company or its Affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company or any of its Affiliates (including claims for such compensation and benefits under the OMNOVA Solutions Inc. Corporate Officers’ Severance Plan); (c) all claims for breach of the any employment or severance agreement between Executive and the Company or any of its Affiliates, or any other breach of contract, wrongful termination, breach of the implied covenant of good faith and fair dealing or breach of any policy, plan or practice; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorney’s fees, expenses or otherwise) that were or could have been asserted by Executive or on Executive’s behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the WARN Act, Federal Executive Order 11246, and the Genetic Information Nondiscrimination Act. Executive affirms that he owns all, and has not heretofore assigned or transferred or purported to assign or transfer all or any part of or any interest in any, claims, demands, causes of action, liabilities or obligations against the Released Persons. Executive agrees that the foregoing release includes the release claims, demands, or causes of action that may be based on facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms.
Executive represents and warrants that as of the date of Executive’s signature on this Agreement, no claim, charge, action or complaint against the Released Persons exists regarding Executive’s employment with OMNOVA or separation therefrom and to Executive’s knowledge there exists no basis for any such claim, charge, action or complaint. Executive further represents and warrants that, as of the date Executive signed this Agreement, Executive has suffered no injury while acting in the course and scope of his employment with OMNOVA for which Executive has not already filed a workers’ compensation claim.
The release set forth in this Section 3, the entry by OMNOVA into this Agreement, and the furnishing of consideration hereunder shall not in any way or for any purpose be construed as an admission of unlawful conduct, wrongdoing, or liability by OMNOVA or any of the Released Persons and Executive agrees that he will not make any claim to that effect.
For purposes of this Agreement: (a) “Company Related Parties” shall mean (i) any Affiliate of the Company; (ii) the Company’s and its Affiliates officers, shareholders, directors, partners, members and employees; (iii) the Company’s and its Affiliates predecessors in interest (including without limitation GenCorp Inc.), successors in interest, assignors, assignees, transferors, transferees, or any person or entity in privity with the Company; (b) “Affiliate” means, as to any specified Person, any other Person, which, directly, or indirectly controls, is controlled by or is under common control with, such specified Person, and (c) “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, through other voting rights, by contract or otherwise.
4.Covenant Not to Sue.  Subject to Section 5, Executive irrevocably covenants and agrees on behalf of himself and all Releasors never to institute, file, initiate, prosecute or maintain and further covenants and agrees never to encourage, advise, aid or assist any other person to institute, file, initiate, prosecute or maintain against any Released Party any claim, demand, cause of action, action, suit, administrative or other proceeding (at law, in equity or otherwise) based on any matter covered by the release set forth in Section 3.
5.Retention of Rights.  Nothing in this Agreement shall: (a) release the Company from any of its obligations set forth in this Agreement or any claim that by law is non-waivable or prevent Executive from instituting any action to challenge the validity of the release under the ADEA or to enforce the terms of the Agreement, (b) release the Company from any obligation to defend and/or indemnify Executive against any third party claims arising out of services within the scope of Executive’s employment by the Company to the extent Executive has such defense or indemnification right, (c) affect Executive’s right to file a claim for workers’ compensation or unemployment insurance benefits, (d) affect Executive’s right to any benefits to which Executive is entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or Executive’s rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA), or (e) affect Executive’s right to receive any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.
Executive further acknowledges that by signing this Agreement, Executive does not waive the right to file a charge against the Company with, communicate with or participate in any investigation by the EEOC, the Securities and Exchange Commission or other governmental agency. However, Executive waives and releases, to the fullest extent legally permissible and subject to the preceding paragraph, all entitlement to any form of monetary relief arising from a charge Executive or others may file, including without limitation any costs, expenses or attorneys’ fees. Executive understands that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others.
6.Executive Covenants.

(a)
Confidentiality and Non-Solicitation. Executive acknowledges and agrees that during Executive’s employment with OMNOVA, Executive had access to Company Confidential Information (as defined below) and that the unauthorized or improper use or disclosure by Executive of such Company Confidential Information will cause serious and irreparable harm to OMNOVA. Executive agrees that the following restrictions and obligations are reasonable, fair, and necessary to protect OMNOVA’s legitimate business interests.

Executive agrees to keep the Company Confidential Information in strictest confidence and not disclose or use any Company Confidential Information, except as authorized by the Company. If Executive is requested to disclose any Company Confidential Information in connection with any legal proceeding, Executive will notify the Company immediately so that the Company may, in its sole discretion, seek a protective order or other appropriate remedy. If a protective order or other remedy is not obtained and disclosure is required, Executive may make such disclosure without liability under this Agreement, provided that Executive discloses only the Company Confidential Information that is legally required to be disclosed. Additionally, Executive will not disparage or malign OMNOVA or any other Released Person in any communication, whether written or oral with respect to the parties’ former or current relationship. Finally, for a period of two years following the Separation Date, Executive will not directly or indirectly through others, employ or engage (in any capacity, including as agent, consultant, independent contractor or otherwise) any OMNOVA employee, or take any action to solicit for employment or, otherwise, induce any OMNOVA employee to end his employment with OMNOVA.
As used herein, “Company Confidential Information” means information relating to OMNOVA or any of its Affiliates, and any of their respective businesses, including strategies, financial performance, customers, suppliers, pricing, margins, costs, personnel, facilities, equipment, products, processes, formulas, marketing, research, sales, technology intellectual property, and the terms of this Agreement (including the consideration furnished in this Agreement), but Company Confidential Information shall not include information that has become part of the public domain other than as a result of acts or omissions by Executive.

(b)
Legal and Ethical Compliance.  Executive represents and warrants to OMNOVA that: (i) Executive is familiar with OMNOVA’s Business Conduct Policies, and the directives and policies thereunder, and acknowledges that Executive had the responsibility to report any alleged improper and/or illegal conduct relating to OMNOVA or its employees; (ii) to the extent that Executive was aware of any such illegal and/or improper conduct, Executive promptly reported such conduct to OMNOVA’s law department; (iii) Executive is satisfied that management of OMNOVA has appropriately responded to such reported conduct; and (iv) Executive is not aware of any other illegal or improper activities by OMNOVA or its employees that Executive has not reported.

(c)
Return of Property.  Executive represents and warrants to OMNOVA that Executive has returned to OMNOVA any and all OMNOVA property, including without limitation all equipment, telephones, keycards, handbooks, product information, computers, and any media or other materials containing any Company Confidential Information.

(d)
Cooperation. Executive agrees to reasonably cooperate and assist the OMNOVA with regard to any OMNOVA matters that have arisen or may arise relating to the time period of Executive’s employment, including, without limitation, in respect of any current or future claim or litigation involving the Company or its Affiliates. Such cooperation shall include, without limitation, being available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing input to OMNOVA in preparing defenses to any pending or future claims involving OMNOVA or any Company Related Party. OMNOVA will use reasonable business efforts to limit Executive’s travel and interference with Executive’s other obligations. OMNOVA agrees to pay or reimburse Executive for any reasonable out of pocket expenses incurred by Executive as a result of such cooperation.

7.Separation Program.  Pursuant to federal law, OMNOVA is required to inform Employee that the class, unit or group of individuals covered by the program related to Employee’s separation of employment includes all executive officers of the Company who reported to the Chief Executive Officer and who were separated from employment on January 11, 2018. Accordingly, all employees all executive officers of the Company who reported to the Chief Executive Officer and who were separated from employment on January 11, 2018 are eligible for this separation program. The following is a listing of job titles and ages of employees who were and were not selected for separation on January 11, 2018 and offered consideration for signing an agreement containing a waiver and release of claims.

	Job Title	Age	# Selected	# Not Selected
1.	Senior Vice President and Chief Financial Officer; Treasurer	53	0	1
2.	Senior Vice President, Corporate Development; General Counsel	61	0	1
3.	Senior Vice President, Global Operations and Supply Chain	60	1	0
4.	Senior Vice President, Chief Human Resources Officer	53	0	1
5.	Senior Vice President, Chief Technology Officer	54	0	1
Except for the employees identified above, no other employee is eligible for or has been offered consideration in exchange for signing an agreement containing a waiver and release of claims under this separation program.
8.Signing and Revocation.  OMNOVA delivered this Agreement to Executive on January 11, 2018, and Executive, pursuant to federal law, has forty-five (45) calendar days to consider its terms. Executive has the option, also pursuant to federal law, to revoke his signature on this Agreement within seven (7) calendar days of signing it by giving written notice of revocation by certified mail to: OMNOVA Solutions Inc., Attention: Mike Quinn, Senior Vice President and Chief Human Resources Officer, 25435 Harvard Road, Beachwood, Ohio 44122. As such, this Agreement shall not become enforceable, and no payments will be made or other consideration provided pursuant to this Agreement, unless and until the seven (7) calendar day period has expired without OMNOVA receiving such written notice of revocation.
9.Governing Law; Severability and Interpretation; Forum Selection.  The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to its, or any other state’s, conflict of laws principles. If any provision of this Agreement is held illegal or unenforceable in a judicial proceeding by a court or agency of competent jurisdiction, and if such provision cannot be modified to be enforceable to any extent or in any application, such provision shall be severed and shall be inoperative, and the remainder of this Agreement shall continue to be operative and binding on the parties; provided, however, that if the release in Section 3 is held in any respect to be unenforceable, then OMNOVA shall not be obligated to pay, and to the extent already paid Executive shall reimburse OMNOVA for, the separation benefits specified in Section 2, above. In addition, any action to enforce this Agreement shall be filed in the appropriate Ohio state court or the U.S. District Court for the Northern District of Ohio. OMNOVA and Executive consent to the personal jurisdiction of these courts.
10.Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, OMNOVA makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall OMNOVA be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
11.Entire Agreement.  This Agreement constitutes the entire agreement of the parties concerning, relating to, or arising from Executive’s employment relationship with OMNOVA and separation therefrom. This Agreement supersedes all prior written and oral agreements, understandings, commitments, writings and other communications between the parties except as otherwise specified in this Agreement. Executive agrees that he has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to sign this Agreement, except for those set forth in this Agreement.
12.Breach.  Executive understands that if he breaches or threatens to breach any provision of this Agreement, OMNOVA will be entitled to injunctive relief (without the necessity of posting any bond), in addition to any and all other rights and remedies that it may be entitled to in law or equity.
13.Counterparts and Facsimile Copies.  This Agreement may be signed in multiple counterparts, which when taken together constitute a single, executed Agreement. This Agreement may be signed electronically or by hand, and the facsimile, PDF, or other electronic reproduction of an executed copy of this Agreement shall be conclusive evidence of its execution by the parties.
14.Successors.  This Agreement is personal to Executive and shall not be assignable by Executive, but in the event of Executive’s death any payment and benefits due to Executive under this Agreement shall (to the extent not theretofore paid or provided) be paid or provided to the benefit of Executive’s heirs and estate. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any Person, which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.
15.Notices. All notices, requests, demands and other communications called for by this Agreement will be in writing and will be deemed given (i) on the date of delivery if delivered personally, by facsimile or by electronic mail, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Corporate Secretary
OMNOVA Solutions
25435 Harvard Road
Beachwood, OH 44122

If to Executive:
at the last residential address reflected on the Company’s records.
16.Waiver and Amendment.  The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of either party to enforce each and every such provision thereafter. No amendment to this Agreement or waiver of any right under this Agreement shall be effective unless it is in writing and signed by each party hereto.
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EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT EXECUTIVE WILL BE WAIVING HIS RIGHTS UNDER FEDERAL, STATE, MUNICIPAL AND LOCAL LAW TO BRING ANY CLAIMS THAT EXECUTIVE HAS AGAINST OMNOVA AND THE OTHER RELEASED PERSONS, INCLUDING CLAIMS UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND THAT EXECUTIVE IS MAKING SUCH WAIVER KNOWINGLY AND VOLUNTARILY.
OMNOVA IS REQUIRED BY FEDERAL LAW TO ADVISE AND IS HEREBY ADVISING EXECUTIVE TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.
EXECUTIVE HAS THOROUGHLY READ AND UNDERSTANDS THE TERMS OF THIS AGREEMENT, AND BY SIGNING, EXECUTIVE IS VOLUNTARILY ENTERING INTO THIS AGREEMENT TO RESOLVE ANY LEGAL CLAIMS HE MAY HAVE AGAINST OMNOVA OR THE OTHER RELEASED PERSONS.

EXECUTIVE:

/s/ Jay T. Austin
JAY T. AUSTIN

Date: 1/16/2018

OMNOVA:

/s/ Michael A. Quinn
OMNOVA SOLUTIONS INC.
BY: MICHAEL A. QUINN
Senior Vice President and Chief Human
Resources Officer

Date: 1/16/2018